FOR IMMEDIATE RELEASE

Kaiser Aluminum Corporation Reports
Third Quarter and Year-to-Date 2011 Financial Results

Third Quarter Highlights:

•	Value Added Revenue of $161 Million on Improving Demand

•	Adjusted EBITDA of $28 Million; 17% of Value Added Revenue

•	Continued Strong Order Book for Aerospace Applications

•	Increased Revolving Credit Facility to $300 million and Maturity to 5 years

FOOTHILL RANCH, Calif., October 24, 2011 - Kaiser Aluminum Corporation (NASDAQ:KALU) today reported net income of $4 million or $0.23 earnings per diluted share for the third quarter 2011 compared to $5 million, or $0.24 per diluted share for the second quarter 2011 and $6 million or $0.29 earnings per diluted share for the prior year third quarter. Excluding the impact of non-run-rate items, adjusted net income was $12 million or $0.63 per diluted share for the third quarter 2011, which was flat with the second quarter and higher than adjusted net income of $8 million or $0.44 per diluted share in the prior year third quarter.

Value added revenue of $161 million for the third quarter 2011 was comparable to the second quarter and increased $23 million or 17% from the prior year third quarter, reflecting the favorable impact of recent acquisitions and stronger year-over-year demand. Adjusted consolidated EBITDA was $28 million or 17% of value added revenue compared to adjusted consolidated EBITDA of $30 million or 19% of value added revenue for the second quarter 2011 and reflected significant improvement compared to adjusted consolidated EBITDA of $19 million or 14% of value added revenue for the prior year quarter. Adjusted consolidated EBITDA and EBITDA margin for the third quarter 2011 reflect improved pass through of metal costs on certain products but also higher underlying costs as rapidly changing volume levels impacted the ability to flex operating costs during the quarter.
Summary

“Third quarter value added revenue, adjusted EBITDA and EBITDA margin, as indicated in our prior quarter outlook, were similar to the first half 2011 pace as strong aerospace demand offset the impact of normal seasonal weakness, ” said Jack A. Hockema, President, CEO and Chairman. “As we look forward, our aerospace order book remains strong and we expect robust aerospace demand to continue in 2012. We are well positioned to meet the growing demand with our previous investments in plate capacity at our Trentwood facility, the expansion of our Kaiser Alexco aerospace extrusion facility scheduled to be completed at year-end, and the further expansion of plate capacity which we expect will come on stream in 2013.”

“In addition, in the third quarter we amended our revolving credit facility, providing more favorable terms and conditions, extending the maturity to 2016, and increasing the size of the facility from $200 million to $300 million. This financing further strengthens our liquidity position and provides us with enhanced flexibility for the next five years,” concluded Mr. Hockema.

Third Quarter 2011 Consolidated Results
(Non GAAP, Unaudited)*
($mm, except shipments, realized price and per share amounts)

	Quarter			Year-to-date
	3Q11	2Q11	3Q10	2011	2010

Net Sales	$322	$339	$263	$984	$813
Shipments (mm lbs)	135	145	129	424	390
Value Added Revenue[1]	$161	$160	$138	$477	$422

Realized Price per Pound ($/lb)
Contained Metal	$1.20	$1.23	$0.98	$1.19	$1.00
Value Added Revenue	$1.19	$1.10	$1.06	$1.13	$1.08
Total	$2.39	$2.33	$2.04	$2.32	$2.08

Adjusted EBITDA[2]	$28	$30	$19	$81	$69
Depreciation and Amortization	$(6)	$(6)	$(5)	$(19)	$(14)

Operating Income before NRR[3]	$22	$24	$14	$62	$55

Non-Run-Rate Items	$(16)	$(9)	$(1)	$(21)	$(23)
Reported Operating Income[4]	$6	$15	$13	$41	$32
Net Income	$4	$5	$6	$20	$14

EPS (diluted, GAAP)	$0.23	$0.24	$0.29	$1.06	$0.74
Adjusted EPS[5]	$0.63	$0.63	$0.44	$1.68	$1.56

1Value added revenue = Fabricated Products net sales less hedged cost of alloyed metal
2Operating Income (before non-run-rate items) plus depreciation and amortization
3NRR = Non-run-rate
4Totals may not sum due to rounding
5Estimated EPS excluding Total NRR items (net of tax)
*Please refer to GAAP financial statements

Consolidated operating income excluding the impact of non-run-rate items was $22 million for the third quarter 2011, compared to $24 million in the second quarter and $14 million in the third quarter 2010, with higher value added revenue across end market segments and the benefit of acquisitions more than offsetting higher depreciation, higher energy related and currency costs, and an increase in operating costs to support higher demand levels and market growth. Consolidated operating income as reported in the third quarter 2011 included approximately $15 million of non-cash, mark-to-market losses on metal hedging positions reflecting a sequential decline in underlying metal prices compared to the second quarter.

Year-to-date 2011, total value added revenue increased 13% to $477 million from the prior year level of $422 million, reflecting stronger demand and the benefit of acquisitions. Adjusted consolidated operating income for the nine months ended September 30, 2011 increased to $62 million from $55 million for the prior-year period, and year-to-date adjusted consolidated EBITDA of $81 million was a 17% increase over the comparable period of 2010. With higher value added revenue partially offset by higher underlying costs, adjusted consolidated EBITDA as a percentage of value added revenue improved to 17% for the nine months ended September 30, 2011 as compared to 16% in the prior-year period.

Cash flow remains strong, with adjusted consolidated EBITDA on a year-to-date basis funding cash requirements for operations and internal growth. Total capital spending for 2011 is anticipated to be approximately $30 million to $40 million as the company continues the expansion of its Alexco facility, commences plate capacity expansion at its Trentwood facility, and makes ongoing investments to improve quality and efficiency throughout its operations. Total liquidity at September 30, 2011 was in excess of $300 million, including cash of $24 million and borrowing availability under the recently amended revolving credit facility of $281 million.

Outlook

“We remain very optimistic about the long-term growth prospects for aerospace and high strength applications, and we expect robust long-term demand for our products driven by increasing build rates, larger airframes, and monolithic design. We expect fourth quarter value added revenue for these applications will be similar to the third quarter, reflecting a strong second half order rate that should offset normal seasonal weakness,” said Mr. Hockema.

“We also continue to be optimistic regarding our automotive opportunities as we have seen significant growth year-over-year driven by higher build rates and increasing aluminum extrusion content. With respect to our general engineering applications, real demand continues to be modest, and cautionary destocking has kept service center inventory at historically low levels. Overall, we expect year-end seasonal weakness in the fourth quarter for automotive and general engineering applications, in line with the trends we experienced in 2010.”

“Although the fourth quarter outlook always carries some year-end uncertainty, we expect that total value added revenue and consolidated adjusted EBITDA margins will be similar to third quarter levels as our strong order book for aerospace applications should offset normal seasonal weakness across our end market segments,” concluded Mr. Hockema.

Conference Call

Kaiser Aluminum Corporation will host a conference call on October 25, 2011, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss third quarter 2011 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (888) 670-2254, and accessed internationally at (913) 312-1472.
A link to the simultaneous webcast can be accessed on the Company's website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company's website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube and wire products, adhering to traditions of quality, innovation and service that have been key components of our culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P SmallCap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are operating income, EBITDA, net income and earnings per diluted share, excluding non-run-rate items. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

This press release contains statements based on management's current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) material adverse changes in economic or industry conditions generally, including global financial markets; (b) our inability to achieve the level of growth or other benefits anticipated by management, including those anticipated from our acquisitions and other strategic investments and the integration of acquired businesses; (c) increases in our costs, including the cost of energy, raw materials and freight costs, which we are unable to pass through to our customers; (d) pressure to reduce defense spending and demand for the Company's products used in defense applications as the U.S. and other governments are faced with competing national priorities; (e) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company's ability to flex production consistent with changing demand levels; (f) the Company's ability to lower energy costs, realize manufacturing efficiencies and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing and cost efficiencies and product expansions as planned and by targeted completion dates; (g) unfavorable changes in laws or regulations that impact our operations and results; (h) the outcome of contingencies, including legal proceedings, government investigations and environmental remediation; (i) changes in accounting that affect the Company's reported earnings, operating income or results; (j) the completion of the review of the financial statements as of and for the quarter and nine month period ended September 30, 2011; and (k) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2010. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum
(949) 614-1757

Public Relations Contact:
Dave Quast
FTI Consulting
(646) 421-5341

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (1)
(Unaudited)
(In millions of dollars except share and per share amounts)

STATEMENTS OF CONSOLIDATED INCOME

	Quarter Ended			Nine Months Ended
	September 30,			September 30,
	2011		2010	2011	2010
			(Unaudited)
	(In millions of dollars, except share and per share amounts)
Net sales	$322.3		$263.4	$983.7	$813.3
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation, amortization and other items	297.7		229.3	878.6	717.2
Restructuring benefits	(0.3)		(0.4)	(0.3)	(0.9)
Depreciation and amortization	6.2		4.8	18.9	13.8
Selling, administrative, research and development, and general	13.1		16.5	45.3	49.2
Other operating charges (benefits), net	0.1		—	(0.2)	2.0
Total costs and expenses	316.8		250.2	942.3	781.3
Operating income	5.5		13.2	41.4	32.0
Other (expense) income:
Interest expense	(4.3)		(3.7)	(13.2)	(7.2)
Other (expense) income, net	3.9		(3.6)	2.2	(2.7)
Income before income taxes	5.1		5.9	30.4	22.1
Income tax provision	(0.7)		(0.4)	(10.2)	(7.7)
Net income	$4.4	—	$5.5	$20.2	$14.4
Earnings per share, Basic[2]
Net income per share	$0.23		$0.29	$1.06	$0.74
Earnings per share, Diluted[2]
Net income per share	$0.23		$0.29	$1.06	$0.74
Weighted-average number of common shares outstanding (000):
Basic	18,999		18,941	18,971	19,499
Diluted	18,999		18,941	18,971	19,499

[1]	Please refer to the Company's Form 10-Q for the quarter ended September 30, 2011, for additional detail regarding the items in the table.

[2]
All of the Company's unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are treated as participating securities and affect the computation of net income available to common stockholders and earnings per share pursuant to the two-class method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
SELECTED OPERATIONAL AND FINANCIAL INFORMATION (1)
(Unaudited)
(In millions of dollars except shipments and average realized third-party sales price)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Shipments (mm lbs):
Fabricated Products	134.8	129.3	424.1	389.9
All Other[2]	—	—	—	0.4
	134.8	129.3	424.1	390.3
Average Realized Third-Party Sales Price (per pound):
Fabricated Products[3]	$2.39	$2.04	$2.32	$2.08
All Other[2]	—	—	—	$0.92
Net Sales:
Fabricated Products	$322.3	$263.4	$983.7	$813.0
All Other [2]	—	—	—	0.3
Total Net Sales	$322.3	$263.4	$983.7	$813.3
Segment Operating Income (Loss):[4]
Fabricated Products[5,6]	$25.8	$5.3	$82.4	$59.6
All Other[7]	(20.3)	7.9	(41.0)	(27.6)
Total Operating Income	$5.5	$13.2	$41.4	$32.0
Income tax provision	$(0.7)	$(0.4)	$(10.2)	$(7.7)
Net Income	$4.4	$5.5	$20.2	$14.4
Capital Expenditures	$8.8	$8.2	$22.9	$34.9

[1]	Please refer to the Company's Form 10-Q for the quarter ended September 30, 2011, for additional detail regarding the items in the table.

[2]
Shipments, averaged realized prices and net sales in All Other in 2010 represent residual activity involving primary aluminum purchased by us from Anglesey while it continued its smelting operations (prior to September 30, 2009) and resold by us in the first quarter of 2010.

[3]
Average realized prices for our Fabricated Products segment are subject to fluctuations due to changes in product mix as well as underlying primary aluminum prices and are not necessarily indicative of changes in underlying profitability.

[4]
We periodically reassess the methodologies used to allocate costs among our business units to assess segment profitability. In the fourth quarter of 2010, we modified the allocation of incentive compensation expense relating to both our long-term incentive plans and certain short-term incentive plans to our business units. These reclassifications have no impact on our segment or consolidated Net sales, or our consolidated operating income. All interim period results of 2010 have been retrospectively adjusted for consistency with such cost allocation. As a result, an additional $0.6 million and $2.4 million of charges relating to our long-term incentive plans and certain short-term employee incentive plans are reflected in the operating results of the Fabricated Products segment in the quarter and nine months ended September 30, 2010, respectively; accordingly, such costs have been excluded from the operating results of All Other for the corresponding periods.

[5]
Fabricated Products segment results for the quarter and nine months ended September 30, 2011 include non-cash mark-to-market losses on natural gas, electricity and foreign currency hedging activities totaling $2.0 million and $0.6 million, respectively. Fabricated Products segment results for the quarter and nine months ended September 30, 2010 include non-cash mark-to-market losses on natural gas, electricity and foreign currency hedging activities of $2.4 million and $5.2 million, respectively.

[6]
Fabricated Products segment operating results for the quarter and nine months ended September 30, 2011 include non cash last-in, first-out (“LIFO”) inventory (benefits) charge of $(7.1) million and $12.8 million, respectively, and metal losses(gains) of approximately $8.7 million and $(9.7) million, respectively. Fabricated Products segment operating results for the quarter and nine months ended September 30, 2010 include LIFO inventory (benefits) charges of $(2.0) million and $6.2 million, respectively, and metal losses (gains) of approximately $4.0 million and $(3.3) million, respectively.

[7]
The changes in operating income in All Other were driven by the Corporate and Other and the Hedging business unit operating results. Included in the operating results of Corporate and Other were $2.1 million and $6.5 million of net periodic pension benefit income relating to certain voluntary employees’ beneficiary associations for the benefit of certain retirees, their surviving spouses and eligible dependents (the “VEBAs”) for the quarter and nine months ended September 30, 2011, respectively, as compared to $0.4 million and $1.3 million of net periodic pension benefit expense for the quarter and nine months ended September 30, 2010, respectively. In addition, for the quarter and nine months ended September 30, 2011, non-cash mark-to-market losses on primary aluminum hedging activities were $14.8 million and $21.4 million, respectively, as compared to non-cash mark-to-market gains on primary aluminum of $17.1 million and $1.1 million for the quarter and nine months ended September 30, 2010, respectively.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (1)
(Unaudited)
(In millions of dollars, except share and per share amounts)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$23.6	$135.6
Receivables:
Trade, less allowance for doubtful receivables of $0.7 at September 30, 2011 and $0.6 at December 31, 2010	129.1	83.0
Other	1.9	5.2
Inventories	194.6	167.5
Prepaid expenses and other current assets	58.9	80.1
Total current assets	408.1	471.4
Property, plant, and equipment – net	363.8	354.1
Net asset in respect of VEBAs	267.8	195.7
Deferred tax assets – net	201.8	231.1
Intangible assets – net	37.8	4.0
Goodwill	37.2	3.1
Other assets	64.8	83.0
Total	$1,381.3	$1,342.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62.3	$50.8
Accrued salaries, wages, and related expenses	28.5	31.1
Other accrued liabilities	41.0	42.0
Payable to affiliate	20.4	17.1
Current portion of secured debt and credit facilities	1.3	1.3
Total current liabilities	153.5	142.3
Long-term liabilities	115.7	134.7
Cash convertible senior notes	146.3	141.4
Long-term secured debt and credit facilities	3.7	11.8
Total liabilities	419.2	430.2
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01, 90,000,000 shares authorized at both September 30, 2011 and at December 31, 2010; 19,291,721 shares issued and outstanding at September 30, 2011 and 19,214,451 shares issued and outstanding at December 31, 2010	0.2	0.2
Additional capital	999.1	987.1
Retained earnings	86.2	80.1
Common stock owned by Union VEBA subject to transfer restrictions, at reorganization value, 2,202,495 shares at September 30, 2011 and 3,523,980 shares at December 31, 2010	(52.9)	(84.6)
Treasury stock, at cost, 1,724,606 shares at September 30, 2011 and December 31, 2010	(72.3)	(72.3)
Accumulated other comprehensive income	1.8	1.7
Total stockholders’ equity	962.1	912.2
Total	$1,381.3	$1,342.4

1	Please refer to the Company's Form 10-Q for the quarter ended September 30, 2011 for additional detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)

	Quarter Ended
	September 30,
	2011	2010
	(Unaudited)
	(In millions of dollars, except share and per share amounts)
GAAP operating income	$5.5	$13.2
Mark-to-market (losses) gains	$(16.8)	$14.7
Other operating NRR income (expense) items[1,2]	$0.7	$(15.6)

Operating income, excluding operating NRR items	$21.6	$14.1
Depreciation and Amortization	$6.2	$4.8

Adjusted EBITDA[3]	$27.8	$18.9

GAAP net income	$4.4	$5.5
Operating NRR Adjustments (net of tax)	10.0	0.6

Net income, excluding operating NRR adjustments (net of tax)	$14.4	$6.1
NRR convertible note adjustment (net of tax)[4]	(2.5)	2.2

Net income, excluding Total NRR Items (net of tax)	$11.9	$8.3

Earnings per diluted share (GAAP)	$0.23	$0.29
Earnings per diluted share, excluding operating NRR Items	$0.76	$0.32
Earnings per diluted share, excluding Total NRR items[4]	$0.63	$0.44

1
Other operating non-run-rate items primarily represent environmental expenses, non-cash LIFO charges and metal gains in the Fabricated Products segment and non-cash net periodic benefit income related to the VEBAs in All Other.

2	NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.

3	Operating Income excluding operating non-run-rate items, depreciation and amortization.

4
Previously reported adjusted earnings per diluted share for quarter ended September 30th, 2010 did not exclude the unrealized mark-to-market impact of the derivatives relating to the convertible debt and related call options.